Exhibit 21
FMC CORPORATION
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company’s consolidating subsidiaries, as of December 31, 2012, except for certain subsidiaries of the Registrant which do not, in the aggregate, constitute a significant subsidiary as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934. This list does not include equity affiliate investments and cost investments.

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware

FMC Agricultural Products International AG	Switzerland

FMC Agroquímica de México S.R.L de C.V.	Mexico

FMC BioPolymer AS	Norway

FMC BioPolymer UK Limited	United Kingdom

FMC Chemicals Netherlands BV	Netherlands

FMC Chemical International, AG	Switzerland

FMC Chemicals Limited	United Kingdom

FMC Chemical sprl	Belgium

FMC Finance BV	Netherlands

FMC Foret SA	Spain

FMC India Private Limited	India

FMC International - Irish Partnership	Ireland

FMC Philippines Inc.	Philippines

FMC of Canada	Canada

FMC Química do Brasil Ltda	Brazil

FMC Specialty Alkali Corporation	Delaware

FMC (Suzhou) Crop Care Co., Ltd	China

FMC WFC I, Inc.	Wyoming

FMC Wyoming Corporation	Delaware

Minera del Altiplano SA	Argentina

PT Bina Guna Kimia	Indonesia

Phytone Limited	United Kingdom

Ruralco Soluciones SA	Argentina

FMC Italy srl	Italy